UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-12

CA, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO PROXY STATEMENT

This supplement to the definitive proxy statement on Schedule 14A filed on August 10, 2018 (which we refer to as the “definitive proxy statement”) by CA, Inc. (which we refer to as “CA”, “we” or “us”) is being filed to supplement the definitive proxy statement as described pursuant to the Explanatory Note below.

EXPLANATORY NOTE

On July 11, 2018, CA entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with Broadcom Inc. (which we refer to as “Broadcom”) and Collie Acquisition Corp., a wholly owned subsidiary of Broadcom (which we refer to as “Merger Sub”), pursuant to which the parties agreed that, subject to the terms and conditions set forth therein, Broadcom will acquire CA in a merger transaction (which we refer to as the “merger”). In connection with the merger, four purported class action complaints have been filed. Three complaints, captioned Vladimir Gusinsky Rev. Trust v. CA, Inc., et al., Jacob Scheiner Retirement Account v. CA, Inc., et al. and Kenneth Gilley v. CA, Inc., et al., were filed against CA and the CA board in the United States District Court for the District of Delaware. One complaint, captioned Harvey v. CA, Inc., et al., was filed against CA, the CA board, Broadcom and Merger Sub in the United States District Court for the Southern District of New York. We refer to these four stockholder actions collectively as the “stockholder actions.”

CA believes that no supplemental disclosures are required under applicable laws. However, to avoid the risk of the stockholder actions delaying or adversely affecting the merger and to minimize the expense of defending the stockholder actions, and without admitting any liability or wrongdoing, CA is making certain disclosures below that supplement and revise those contained in the definitive proxy statement, which we refer to as the “litigation-related supplemental disclosures.” The litigation-related supplemental disclosures contained below should be read in conjunction with the definitive proxy statement, which is available on the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov, along with periodic reports and other information CA files with the Securities and Exchange Commission. CA and the other named defendants have denied, and continue to deny, that they have committed or assisted others in committing any violations of law or breaches of duty to the CA stockholders, and expressly maintain that, to the extent applicable, they have complied with their fiduciary and other legal duties and are providing the litigation-related supplemental disclosures below solely for the purpose of eliminating the burden and expense of further litigation, putting the claims that were or could have been asserted to rest, and avoiding any possible delay to the closing of the merger that might arise from further litigation. Nothing in the litigation-related supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the litigation-related supplemental disclosures set forth herein. To the extent that the information set forth herein differs from or updates information contained in the definitive proxy statement, the information set forth herein shall supersede or supplement the information in the definitive proxy statement. All page references are to pages in the definitive proxy statement, and terms used herein, unless otherwise defined, have the meanings set forth in the definitive proxy statement.

Forward-Looking Statements

This supplement to the definitive proxy statement and the documents to which we refer you in this supplement to the definitive proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “potential,” “predict,” “aim,” and other similar expressions among others, which appear in a number of places in this supplement (and the documents to which we refer you in this supplement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this supplement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause our actual results to differ materially from those described in these forward-looking statements:

•

the risk that the conditions to the closing of the merger are not satisfied (including a failure of our stockholders to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated);

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and risk that the circumstances of such termination could require us to pay Broadcom the $566 million termination fee;

•

Broadcom’s failure to obtain the necessary debt financing set forth in the debt commitment letter entered into in connection with the merger, or to procure alternative financing, or the failure of any such financing, together with other capital resources, to be sufficient to complete the merger and the other transactions contemplated by the merger agreement;

•	additional litigation or other legal proceedings relating to the merger;

•	uncertainties as to the timing of the consummation of the merger and the ability of CA and Broadcom to consummate the merger;

•	risks that the proposed transaction disrupts the current plans and operations, and diverts the attention of management or employees, of CA or Broadcom;

•	the ability of CA to retain and hire key personnel;

•	the fact that under the terms of the merger agreement, we are unable to solicit other acquisition proposals during the pendency of the merger;

•	the impact of foreign currency exchange rate and interest rate fluctuations on our results;

•	the fact that the merger would be a taxable transaction to CA’s stockholders for U.S. federal income tax purposes;

•	the risk that the tax consequences to the receipt of $44.50 merger consideration may change due to changes in tax law;

•	unknown liabilities;

•	unexpected costs, charges or expenses resulting from the merger;

•

the fact that, if the merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of CA’s current strategy as an independent company;

•	risks that our stock price may decline significantly if the merger is not completed;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and

•	legislative, regulatory and economic developments.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in CA’s and Broadcom’s respective most recent Annual Reports on Form 10-K and CA’s and Broadcom’s more recent other reports filed with the SEC. CA and Broadcom can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, neither CA nor Broadcom undertakes any obligation to revise or update any forward-looking statement, or to make any other forward-looking or other statements, whether as a result of new information, future events or otherwise.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT RELATED TO THE STOCKHOLDER ACTIONS

The section of the definitive proxy statement entitled “The Merger – Background of the Merger” beginning on page 22 is hereby amended by:

Inserting the following paragraph after the second paragraph on page 24.

Between April and June 2017, CA entered into customary confidentiality agreements with Sponsor A and Sponsor B, which included customary standstill restrictions that permitted such parties to convey confidential proposals to the CA board and expired upon CA’s entry into the merger agreement with Broadcom on July 11, 2018.

Amending and restating the fourth sentence of the second paragraph on page 26 as follows.

The CA board also considered the fact that, subsequent to this tailored outreach process, CA had not materially exceeded the forecasted financial plan it had shared with third parties in 2017 and, therefore, the CA board did not believe that any of the parties that had reviewed CA in 2017 would have an interest in acquiring the company at prices higher than those being discussed at that time, let alone the transaction prices being discussed with Broadcom.

Amending and restating the first sentence of the fourth paragraph on page 28 as follows.

On June 28, 2018, Mr. Gregoire contacted Martin Haefner, who is affiliated with the Careal parties, to ask Mr. Haefner to sign a confidentiality agreement so that Mr. Gregoire could discuss a confidential matter (such matter being the proposed transaction with Broadcom).

The section of the definitive proxy statement entitled “The Merger – Opinion of Qatalyst Partners LP” beginning on page 33 is hereby amended by:

Amending and restating the section titled “Illustrative Discounted Cash Flow Analysis” on page 35-36 as follows.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential present value of per share values for CA common stock as of June 30, 2018 by:

•	adding:

(a)

the implied net present value of the estimated future unlevered free cash flows of CA, which Qatalyst Partners calculated using information provided by CA in the CA projections for the second through fourth quarters of fiscal year 2019 and for fiscal year 2020 through fiscal year 2023 (which unlevered free cash flows do not consider the effect of CA’s estimated cash tax charges related to the adoption and implementation of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers: Topic 606 (which we refer to as “ASC 606”) and the repatriation of cash associated with the Tax Cuts and Jobs Act of 2017, as such estimated cash tax charges were separately valued, as described below) (which implied net present value was calculated using a range of discount rates of 8.0% to 10.0%, based on an estimated weighted average cost of capital for CA);

(b)

the implied net present value of a corresponding terminal value of CA, calculated by multiplying CA’s estimated net operating profit after tax (which we refer to as “NOPAT”) of approximately $1,480 million in fiscal year 2024, based on CA projections (assuming an effective tax rate of 22.0%, as provided by CA management), by a range of fully diluted enterprise value to next-twelve-months estimated NOPAT multiples of 10.0x to 15.0x, based on the professional judgment of Qatalyst drawn from its expertise and experience, and discounted to present value using the same range of discount rates used in item (a) above; and

(c)	the estimated cash balance of CA of approximately $3.2 billion as of June 30, 2018 (excluding notional pooling), as provided by CA’s management;

•

subtracting: (i) the estimated debt outstanding of CA of approximately $2.8 billion as of June 30, 2018, as provided by CA’s management, and (ii) the implied net present value of CA’s estimated cash tax charges related to the ASC 606 transition and related to the repatriation of cash associated with the Tax Cuts and Jobs Act of 2017 as of June 30, 2018, as provided by CA’s management (which implied present value was calculated using the same range of discount rates used in item (a) above);

•

applying a dilution factor of approximately 3.7% to reflect the dilution to current CA stockholders over the projection period due to the effect of future issuances by CA of equity awards, as projected by CA’s management; and

•

dividing the resulting amount by the number of fully diluted shares of CA common stock outstanding (calculated using the treasury stock method), which takes into account outstanding stock options, deferred stock units, performance share units, restricted stock units and restricted share awards of CA, as of July 6, 2018, as provided by CA’s management.

Based on the calculations set forth above, this analysis implied a range of values for CA common stock of approximately $34.96 to $49.02 per share.

Amending and restating the second paragraph and table in the section titled “Selected Transactions Analysis” on page 38 as follows.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company, based on the transaction price per share, as a multiple of research analyst consensus estimates of the next-twelve-months EBITDA of the target company (which we refer to as the “NTM EBITDA Multiple”) (b) the implied fully diluted enterprise value of the target company, based on the transaction price per share, as a multiple of research analyst consensus estimates of the next-twelve-months EBITDA, less capitalized software development costs, of the target company (which we refer to as the “NTM EBITDA (less Capitalized Software) Multiple”) and (c) the transaction price per share of the target company divided by the research analyst consensus next-twelve-months estimates of non-GAAP earnings per share (which we refer to as the “NTM P/E Multiple”). For purposes of this analysis, the implied fully diluted enterprise values used in evaluating the three selected transactions were $2.1 billion, $7.1 billion and $2.4 billion respectively.

Amending and restating the fifth paragraph in the section titled “Miscellaneous” on page 39-40 as follows.

Under the terms of its engagement letter with CA, which is dated February 16, 2016, Qatalyst Partners provided CA with financial advisory services, including in connection with the merger, for which it will be paid approximately $80 million, $500,000 of which was paid following the execution of the engagement letter, $300,000 of which was paid in August 2017, $5 million of which was paid following the delivery of its opinion (which amount was payable regardless of the conclusion reached therein) and the remaining portion of which will be paid upon, and subject to, the consummation of the merger. CA has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services, and to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

The section of the definitive proxy statement entitled “The Merger – Certain Financial Projections” beginning on page 40 is hereby amended by:

Amending and restating the first and second paragraph on page 40 as follows.

CA does not as a matter of course issue public projections as to future performance or earnings beyond the current fiscal year or issue public projections for extended periods due to the unpredictability of the underlying assumptions and estimates. Our management prepared and refined the below CA projections for fiscal years 2019 through 2024 throughout June and July 2018. Our management provided the CA projections to the CA board and Qatalyst Partners, which the CA board authorized Qatalyst Partners to rely on and use in performing its financial analyses in relation to the merger (described in “The Merger (Proposal 1) — Opinion of Qatalyst Partners LP” beginning on page 33). The CA board also approved a subset of the CA projections to be provided to Broadcom in connection with its due diligence review of CA. The CA projections are substantially the same as CA’s 2018 forecasted financial plan, which was prepared by management as part of CA’s regularly scheduled annual financial forecasting process and reviewed by the CA board in June 2018 in connection with its consideration of a potential sale transaction.

The following three tables are summaries of the CA projections prepared and refined by management throughout June and July 2018 and provided to the CA board and Qatalyst Partners, and the subset of which was also provided to Broadcom.

Amending and restating the table and related footnotes on page 40 as follows.

	Fiscal Year Ended March 31 (1)
(in millions, except per share amounts)	Q2-Q4’ FY2019		FY2020		FY2021		FY2022	FY2023	FY2024
Revenue	$4,320	*	$4,426	*	$4,513	*	$4,609	$4,726	$4,845
EBITDA (2)(3)	$1,667		$1,734		$1,782		$1,815	$1,871	$1,964
Non-GAAP Operating Income (2)(4)	$1,606	*	$1,672	*	$1,720	*	$1,752	$1,808	$1,897

Cash Taxes (5)	$(355)		$(306)		$(301)		$(314)	$(321)	$(417)
Non-GAAP Profit After Tax (6)(7)	$1,198		$1,366		$1,419		$1,437	$1,488	$1,480
Capital Expenditures	$(55)		$(55)		$(57)		$(59)	$(61)	—
Depreciation	$61		$62		$62		$63	$63	—
Decrease in Working Capital	$121		$137		$143		$141	$147	—
Restructuring	$89		$12		$2		$0	$0	—
Non-GAAP Diluted Earnings Per Share (2)(7)	$2.87		$3.00		$3.22		$3.32	$3.44	—

*	Indicates the subset of the CA projections provided to Broadcom to assist with its due diligence review

(1)

Estimated financials shown at budget foreign exchange rates as of March 31, 2018. The CA projections assume organic growth rates (i.e., no acquisitions) and were prepared in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition.

(2)

No internally developed software costs are capitalized in CA’s consolidated financial statements for fiscal year 2016 through fiscal year 2018, and no such internally developed software costs are capitalized in the CA projections.

(3)	“EBITDA” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income and adding back depreciation.

(4)

“Non-GAAP Operating Income” is a non-GAAP financial measure calculated to exclude purchased software amortization, other intangible amortization, internally developed software products amortization, share-based compensation and other (gain) expenses, net.

(5)	Estimates of cash taxes assume a long term non-GAAP effective tax rate of 22.0%.

(6)

“Non-GAAP Net Operating Profit After Tax” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income and deducting cash taxes based on non-GAAP effective tax rate adjustments.

(7)

“Non-GAAP Diluted Earnings Per Share” is a non-GAAP financial measure calculated to exclude purchased software amortization, other intangible amortization, internally developed software products amortization, share-based compensation, other (gain) expenses, net, tax effect of non-GAAP adjustment and non-GAAP effective tax rate adjustments.

	Fiscal Year Ended March 31 (2)
(in millions, except per share amounts)	Q2-Q4’FY2019	FY2020	FY2021	FY2022	FY2023
Unlevered Free Cash Flow (1)	$1,084	$1,499	$1,565	$1,582	$1,636

(1)

“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income (as shown in the table above) and subtracting cash taxes paid, capital expenditures and restructuring costs, and then adding back depreciation expense and decrease in net working capital. Unlevered Free Cash Flow does not consider the effect of CA’s estimated cash tax charges related to the ASC 606 transition and related to the repatriation of cash associated with the Tax Cuts and Jobs Act of 2017, estimates of which are set forth in the table below.

(2)	Estimated financials shown at budget foreign exchange rates as of March 31, 2018.

	Fiscal Year Ended March 31
(in millions)	FY2019	FY2020	FY2021	FY2022	FY2023	FY2024
Estimate of Tax Impact Associated With ASC 606 transition	$75.0	$75.0	$75.0	$75.0	—	—
Estimate of Tax Impact Associated With the Tax Cuts and Jobs Act of 2017	$9.5	$9.5	$9.5	$9.5	$9.5	$47.5